TERMINATION AGREEMENT
This Termination Agreement (this “Agreement”) is entered into effective as of November 14, 2018, by and among The Simply Good Foods Company, a Delaware corporation (“SGFC”), Atkins Holdings, LLC, a Georgia limited liability company (“Holdings”) and solely in its capacity as the Stockholders’ Representative pursuant to the Merger Agreement, Roark Capital Acquisition, LLC, a Georgia limited liability company (“RCA” and together with SGFC and Holdings, the “Parties” and each individually a “Party”).
WHEREAS, the Parties are party to that certain Income Tax Receivable Agreement dated as of July 7, 2017 (the “TRA”);
WHEREAS, pursuant to the TRA, SGFC may be required to make certain Tax Benefit Payments (as defined in the TRA) to RCA;
WHEREAS, the Parties hereto desire to terminate the Agreement on the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the payments and mutual releases contemplated hereby and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions. Capitalized terms used and not defined in this Agreement have the respective meaning assigned to them in the TRA.

2.Payment. In partial consideration for Holdings and RCA agreeing to terminate the TRA and relinquishing all rights thereunder, SGFC shall pay, or cause to be paid, to Continental Stock Transfer & Trust (the “Exchange Agent”) Twenty Six Million Four Hundred Sixty Eight Thousand Dollars ($26,468,000.00) (the “Termination Payment”), for payment to to the Company Stockholders and the Exercising Option Holders, in each case as defined in the Merger Agreement, in the manner contemplated by Sections 2.2, 2.3, 2.6 and 2.7 of the Merger Agreement. The Termination Payment will be made within two business days following the execution of this Agreement by wire transfer of immediately available funds to the account and pursuant to the wire instructions set forth on Exhibit I to this Agreement. SGFC shall execute joint instructions as reasonably requested by the Exchange Agent with respect to the distribution of the Termination Payment to the Company Stockholders and the Exercising Option Holders.

3.Termination of the Agreement. In consideration for the Termination Payment and the SGFC release provided below, and in consideration for Holdings and RCA relinquishing any and all rights to the Tax Benefit Payments and their respective releases provided below, upon the receipt of the Termination Payment by the Exchange Agent (such time, the “Termination Time”), the Parties hereto agree that the TRA shall be cancelled and terminated in its entirety, shall become null and void and shall be of no further force or effect as of the Termination Time.

4.Mutual Release. As of the Termination Time, each Party hereto hereby releases, discharges and holds harmless each other Party, and its respective affiliates and subsidiaries, and their respective current and former officers, directors, shareholders, partners, employees, predecessors, successors, attorneys, agents, representatives, and assigns (collectively, the “Releasees”), from any and all suits, claims, liabilities, demands, promises, obligations, costs, expenses, actions and causes of action of every kind, nature, character and description, in law or in equity, whether presently known or unknown, vested or contingent, suspected or unsuspected, which any of the Parties now owns or holds or has previously owned or held or may at any time own or hold against the Releasees arising under, in connection with, or related to (x) the TRA or the relationship created thereby, (y) the conduct of any Party in connection with negotiating, entering into or performing under the TRA (for the avoidance of doubt including any Tax Benefit Payment in respect of the first Post-Closing Taxable Year of the Tax Group) or (z) the termination of the TRA.

5.Payment Satisfaction. It is expressly understood and agreed that SGFC’s payment of the Termination Payment to the Exchange Agent shall be in full satisfaction of SGFC’s obligation with respect to amounts payable pursuant to the Tax Receivables Agreement under Section 2 of the Merger Agreement, and, once paid in accordance with the terms of this Agreement, SGFC and its Affiliates shall have no liability to the Stockholders’ Representative, any Equity Holder or any Exercising Option Holder (in each case, as defined in the Merger Agreement) for any amounts in respect of the Tax Receivables Agreement.

6.Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)    It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)    The execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement have been duly authorized by all necessary action on the part of such Party.

(c)    This Agreement, when duly executed and delivered by such Party, constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

7.Entire Agreement. This Agreement, which includes the recitals above, contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior understandings and writings.

8.Remedies. In the event of any breach by any Party of the terms of this Agreement, the other Parties hereto shall have the right to seek any remedy available at law or in equity, including, but not limited to, specific performance. No remedy shall be exclusive of any other remedy to which such Party may be entitled.

9.Amendment. This Agreement may only be amended by a written instrument that has been duly executed by each of the Parties hereto.

10.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.Applicable Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive laws of the State of Delaware applicable to contracts entered into and to be fully performed exclusively within such state without reference to its conflict of law or any other legal principles that would result in the application of the laws of any other jurisdiction.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

THE SIMPLY GOOD FOODS COMPANY

By:	\s\ Todd E. Cunfer
Name: Todd E. Cunfer
Title: Chief Financial Officer

ROARK CAPITAL ACQUISITION, LLC,
solely in its capacity as the Stockholders’
Representative

By:	\s\ Stephen D. Aronson
Name: Stephen D. Aronson
Title: Authorized Signatory

ATKINS HOLDING LLC

By:	\s\ Stephen D. Aronson
Name: Stephen D. Aronson
Title: Authorized Signatory

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